Exhibit 99.1
Company:	National Bancshares Corporation OTC Bulletin Board — NBOH
Contact:	David C. Vernon President and CEO
Address:	112 West Market Street Orrville, Ohio 44667
Phone:	330-682-1010
Fax:	330-684-2154
For Immediate Release: October 11, 2007
NEWS RELEASE
National Bancshares Corporation Announces Third Quarter Earnings
Highlights:
•	Net income for the first nine months of 2007 was $1,108,000 or $0.50 per basic and diluted earnings per share, an increase of 14.2% from $970,000 or $0.43 per basic and diluted earnings per share for the nine months ended September 30, 2006.

•	Net income for the quarter ended September 30, 2007 was $507,000 or $0.23 per basic and diluted earnings per share, an increase of 67.3% from $303,000 or $0.14 per basic and diluted earnings per share for the quarter ended September 30, 2006.

•	As a result of enhancing the deposit and service charge fee structure effective July 1, 2007, noninterest income increased to $553,000 for the quarter ended September 30, 2007. Noninterest income for the three months ended September 30, 2007 was at least $119,000 higher than any of the previous seven quarters and these results were accomplished without gains from the sale of securities and gains on the sale of loans held for sale.

•	Noninterest expense for the three months ended September 30, 2007 of $2,620,000 was lower than any of the previous seven quarters.

•	Loans, net of allowance for loan losses increased $7,677,000 or 4.2% to $192,158,000 as of September 30, 2007, compared to $184,481,000 at December 31, 2006. The primary source of loan growth during the first nine months of 2007 was the purchase of loan participations with other financial institutions.

Orrville, Ohio — National Bancshares Corporation, the holding company for First National Bank, reported net income of $507,000 for the quarter ended September 30, 2007. The third quarter 2007 earnings compares to $303,000 for the same period in 2006. Earnings per share for the third quarter of 2007 and 2006 were $0.23 and $0.14.
Net interest income for the quarter ended September 30, 2007, was $2,741,000, a decrease of 2.8% from $2,820,000 for the same period in 2006. Net interest income was impacted by both an increase in the yields on earning assets and an increase in the cost of funds. Noninterest income for the quarter ended September 30, 2007, increased 28.9% from $429,000 in 2006 to $553,000 in 2007. Noninterest expense for the third quarter of 2007 was $2,620,000, a decrease of 7.0% from $2,818,000 for the same period in 2006. The decrease in noninterest expense was due primarily to a reduction in salaries and employee benefits and marketing expenses.
Total assets decreased 1.7% to $303,055,000 as of September 30, 2007, from $308,358,000 at December 31, 2006. Securities available for sale was $82,782,000 as of September 30, 2007, compared to $86,000,000 at December 31, 2006. Loans, net of the allowance for loan losses increased $7.7 million or 4.2% to $192,158,000 as of September 30, 2007, compared to $184,481,000 at December 31, 2006. Deposits decreased 2.2% to $242,133,000 as of September 30, 2007, compared to $247,681,000 at December 31, 2006.
National Bancshares Corporation’s subsidiary, First National Bank, is headquartered in Orrville, Ohio with thirteen banking offices in Orrville, Massillon, Wooster, Apple Creek, Dalton, Kidron, Lodi, Mt. Eaton, Seville and Smithville.
Forward-Looking Statements — This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to many risks and uncertainties. Actual results could differ materially from those indicated by the forward-looking statements. These include factors such as changes in the regulatory environment, changes in business conditions and inflation, risks associated with credit quality and other factors discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006. The Company assumes no obligation to update any forward-looking statement.

Selected Consolidated Financial Data
Balance Sheet Data:

dollars in thousands	September 30,	June 30,	March 31,	December 31,
	2007	2007	2007	2006
Cash and cash equivalents	$9,598	$30,026	$20,498	$18,775
Securities available for sale	82,782	82,590	79,219	86,000
Loans, net	192,158	186,019	184,148	184,481
Deposits	242,133	257,016	247,920	247,681
Repurchase agreements	8,322	9,047	7,788	7,902
Federal Home Loan Bank advances	14,000	14,000	14,000	14,000
Shareholders’ equity	34,699	34,050	34,605	34,680
Total assets	303,055	317,563	307,559	308,358
Income Statement Data:

dollars in thousands, except per	Three months ended
share data	September 30,	September 30,
	2007	2006	Change
Interest income	$4,497	$4,379	2.7%
Interest expense	1,756	1,559	12.6%

Net interest income	2,741	2,820	-2.8%
Provision for loan losses	—	40	nm

Net interest income after provision for loan losses	2,741	2,780	-1.4%
Noninterest income	553	429	28.9%
Noninterest expense	2,620	2,818	-7.0%

Income before income taxes	674	391	72.4%
Income taxes	167	88	89.8%

Net income	$507	$303	67.3%

Earnings per share Basic	$0.23	$0.14

Diluted	$0.23	$0.14

Weighted average shares outstanding	2,234,488	2,234,488

	Nine months ended
	September 30,	September 30,
	2007	2006	Change
Interest income	$13,391	$12,731	5.2%
Interest expense	5,250	4,295	22.2%

Net interest income	8,141	8,436	-3.5%
Provision for loan losses	27	40	-32.5%

Net interest income after provision for loan losses	8,114	8,396	-3.4%
Noninterest income	1,388	1,241	11.8%
Noninterest expense	8,113	8,512	-4.7%

Income before income taxes	1,389	1,125	23.5%
Income taxes	281	155	81.3%

Net income	$1,108	$970	14.2%

Earnings per share Basic	$0.50	$0.43

Diluted	$0.50	$0.43

Weighted average shares outstanding	2,234,488	2,234,488

nm — not meaningful

Quarterly Earnings Summary
Previous Eight Quarters:

dollars in thousands, except per
share data	September 30,	June 30,	March 31,	December 31,
	2007	2007	2007	2006
Interest income	$4,497	$4,542	$4,352	$4,425
Interest expense	1,756	1,784	1,710	1,699

Net interest income	2,741	2,758	2,642	2,726
Provision for loan losses	—	—	27	120

Net interest income after provision for loan losses	2,741	2,758	2,615	2,606
Noninterest income	553	424	411	412
Noninterest expense	2,620	2,821	2,672	2,842

Income before income taxes	674	361	354	176
Income taxes	167	47	67	-18

Net income	$507	$314	$287	$194

Earnings per share Basic	$0.23	$0.14	$0.13	$0.09

Diluted	$0.23	$0.14	$0.13	$0.09

Cash dividends per share	$0.16	$0.16	$0.16	$0.16

Weighted average shares outstanding	2,234,488	2,234,488	2,234,488	2,234,488

	September 30,	June 30,	March 31,	December 31,
	2006	2006	2006	2005
Interest income	$4,379	$4,187	$4,166	$4,236
Interest expense	1,559	1,466	1,271	1,225

Net interest income	2,820	2,721	2,895	3,011
Provision for loan losses	40	—	—	(177)

Net interest income after provision for loan losses	2,780	2,721	2,895	3,188
Noninterest income	429	378	434	433
Noninterest expense	2,818	2,976	2,717	2,709

Income before income taxes	391	123	612	912
Income taxes	88	-36	104	213

Net income	$303	$159	$508	$699

Earnings per share Basic	$0.14	$0.07	$0.23	$0.31

Diluted	$0.14	$0.07	$0.23	$0.31

Cash dividends per share	$0.16	$0.16	$0.16	$0.16

Weighted average shares outstanding	2,234,488	2,234,488	2,234,488	2,234,488